UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 17, 2016

6D GLOBAL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35002	47-1899833
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
Of Incorporation)		Identification No.)

17 State Street, Suite 2550
New York, NY 10004
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (646) 681-2345

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Bases for Delisting and the Company’s Appeal

On May 17, 2016, 6D Global Technologies, Inc. (the “Company”) received a letter from the Nasdaq Listing Qualifications Staff (the “Nasdaq Staff”) stating that the Company’s delay in filing its first quarter 2016 Form 10-Q, which was due on May 10, 2016, constitutes an event of non-compliance with Listing Rule 5250(c)(1) and therefore a separate basis for delisting the Company’s common stock from The NASDAQ Stock Market LLC (“Nasdaq”).

In prior letters reported by the Company on Forms 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) on November 25, 2015, and April 18, 2016, the Nasdaq Staff informed the Company that its common stock was subject to delisting as a result of (1) the Company’s delay in filing its 2015 Form 10-K by the deadline of March 30, 2016, (2) the Company’s failure to pay its 2016 annual fee to Nasdaq, and (3) the exercise of the Nasdaq Staff’s discretionary authority.

The Company is appealing Nasdaq’s delisting decision. While its initial appeal to the Nasdaq Hearings Panel (the “Panel”) was denied on March 24, 2016, the Company’s subsequent appeal of the Panel’s decision is currently before the Nasdaq Listing and Hearing Review Council (the “Council”). In support of that appeal, the Company has presented a plan to address each of the Nasdaq Staff’s bases for delisting, including:
•
The engagement of a new independent auditing firm to address the late SEC filings. Working diligently with its new auditors, the Company currently anticipates filing its 2015 Form 10-K by July 15, 2016, and its first quarter Form 10-Q by July 29, 2016.  The Company has requested that its common stock remains listed on Nasdaq, though with trading suspended, contingent on the Company making such filings.

•	A commitment by the Company to pay its 2016 annual Nasdaq fees, concurrent with the resumption of its common stock trading on Nasdaq.

The Company believes it is addressing the issues raised by the Nasdaq Staff and Panel. There can be no assurance, however, that the Council will grant the Company’s request for additional time to file its Forms 10-K and 10-Q. In addition, while the Company is working diligently with its auditors, there can be no assurance that the Company will be successful in filing its Forms 10-K and 10-Q by the dates set forth above.  Therefore, there can be no assurance that the Company will be successful in its appeal or that its common stock will remain listed on Nasdaq.

Minimum Bid Price and MVLS

The Nasdaq Staff also informed the Company in the May 17, 2016, letter that, based on the closing bid price of the Company’s common stock in the over-the-counter market during the past 30 business days, the Company no longer meets the $1.00 minimum bid price requirement set forth in Listing Rule 5550(a)(2), nor the requirement to maintain a Market Value of Listed Securities (“MVLS”) of at least $35 million set forth in Listing Rule 5550(b)(2).

In accordance with Listing Rules 5810(c)(3)(A) and (C), the Company has been provided a period of 180 calendar days, or until November 14, 2016, in which to regain compliance with the minimum bid price and MVLS requirements. The Company will regain compliance if, during this 180 calendar day period, (1) the closing bid price of the Company’s common stock is at least $1.00 per share for at least 10 consecutive business days and (2) the Company’s MVLS is at least $35 million for at least 10 consecutive business days.

If the Company does not regain compliance prior to the expiration of the 180 calendar day period, the non-compliance may (subject to a potential additional cure period available for the minimum bid price requirement) constitute additional bases for delisting of the Company’s common stock.

The Company intends to monitor the bid price of its common stock and, if it is successful in its appeal discussed above, consider all available options to regain compliance with both the minimum bid price and MVLS requirements by November 14, 2016.  There can be no assurance that the Company will be successful in any option it pursues.

On May 20, 2016, the Company issued a press release regarding the foregoing matters, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed as part of this Current Report on Form 8-K.

Exhibit Number	Description

99.1	Press Release dated May 20, 2016

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

6D GLOBAL TECHNOLOGIES, INC.

Date: May 20, 2016	By: /s/ Tejune Kang
Name: Tejune Kang
Title: Chief Executive Officer